Exhibit 99.1

Capital One Financial Corporation
2980 Fairview Park Drive, Suite 1300
Falls Church, VA 22042

July 23, 2002

TO:	PARTICIPANTS IN THE CAPITAL ONE FINANCIAL CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Dear Plan Participants:

Enclosed is a new Prospectus for the Capital One Financial Corporation Dividend Reinvestment and Stock Purchase Plan. This new Prospectus contains terms substantially the same as the Prospectus dated January 16, 2002. It includes updates to the information about Capital One, the year 2002 and 2003 information in Appendix I and contact information for EquiServe Trust Company, N.A., our Plan Administrator. No action is required by you to participate in the plan as you have in the past. Although the changes to the Prospectus are relatively minor, you should read the Prospectus thoroughly to make sure that you are aware of all current information relating to the Plan.

If you have any questions, please contact EquiServe at (800) 446-2617 or Capital One’s investor relations department at (703) 205-1000.

Thank you for your continued interest in Capital One.

Sincerely,
Richard D. Fairbank
Chairman & Chief Executive Officer